EXHIBIT 4.10
SECOND SUPPLEMENTAL INDENTURE
6.75% SENIOR SECURED NOTES DUE 2026
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 19, 2020, among CLEVELAND-CLIFFS INC., an Ohio corporation (the “Company”), THE GUARANTORS listed on the signature pages hereto (the "Guarantors") and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Company, the guarantors party thereto and the Trustee have heretofore executed and delivered an Indenture, dated as of March 13, 2020 (the “Base Indenture”), as supplemented by the first supplemental indenture dated May 22, 2020, among the Company, the guarantors party thereto and the Trustee (the “First Supplemental Indenture”), as further supplemented by this second supplemental indenture, dated as of the date hereof, among the Company, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the initial issuance of an aggregate principal amount of $725,000,000 of 6.75% Senior Secured Notes due 2026 of the Company (the “Initial Secured Notes”);
WHEREAS, the issuance and delivery of an additional aggregate principal amount of $120,000,000 of 6.75% Senior Secured Notes due 2026 of the Company (the “Additional Secured Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;
WHEREAS, the Additional Secured Notes shall be Additional Notes as provided by Section 2.01 of the Indenture;
WHEREAS, the Company and the Guarantors have complied with all applicable conditions precedent provided for in the Indenture related to the issuance of the Additional Secured Notes;
WHEREAS, the Initial Secured Notes and the Additional Secured Notes will be treated as a single class of Notes for all purposes under the Indenture (as supplemented by this Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase); and
WHEREAS, the Company and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
Definitions
Section 1.01 Defined Terms.
As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE 2
Terms of the Additional Secured Notes; Form of the Additional Secured Notes
Section 2.01 Terms of the Additional Secured Notes.

(a)	The aggregate principal amount of the Additional Secured Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $120,000,000.

(b)	The Additional Secured Notes shall be issuable in whole or in part in the form of one or more Global Securities. The depositary for such Global Securities shall be The Depository Trust Company.

(c)	The Additional Secured Notes shall have the other terms set forth in the form of global security attached hereto as Exhibit A.

(d)	The Additional Secured Notes shall be considered Additional Notes issued pursuant to Section 2.01 of the Indenture.
Section 2.02 Forms of the Additional Secured Notes. The Additional Secured Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Additional Secured Notes shall be executed on behalf of the Company and the Guarantors by an Officer and authenticated by the Trustee pursuant to Section 2.02 of the Indenture.
ARTICLE 3
Miscellaneous
Section 3.01 Notices. All notices and other communications required by this Supplemental Indenture shall be given as provided in the Indenture.
Section 3.02 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.03 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.04 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.05 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee shall not be responsible for and makes no representation or warranty as to the validity, execution, or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.06 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
Section 3.07 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 3.08 Execution, Delivery and Validity. The Company and each Guarantor represent and warrant to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, receivership, administration, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date first above written.

CLEVELAND-CLIFFS INC.

By:	/s/ Keith A. Koci
Name: Keith A. Koci
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Supplemental Indenture]

AH MANAGEMENT, INC.
AK STEEL PROPERTIES, INC.
AK TUBE LLC
AKS INVESTMENTS, INC.
CANNON AUTOMOTIVE SOLUTIONS - BOWLING GREEN, INC.
CLIFFS MINNESOTA MINING COMPANY
CLIFFS TIOP, INC.
CLIFFS UTAC HOLDING LLC
FLEETWOOD METAL INDUSTRIES, LLC
IRONUNITS LLC
LAKE SUPERIOR & ISHPEMING RAILROAD COMPANY
MOUNTAIN STATE CARBON, LLC
PPHC HOLDINGS, LLC
PRECISION PARTNERS HOLDING COMPANY
SILVER BAY POWER COMPANY
SNA CARBON, LLC
UNITED TACONITE LLC

By:	/s/ James D. Graham
Name: James D. Graham
Title: Secretary

CLIFFS TIOP HOLDING, LLC CLIFFS TIOP II, LLC
By:	/s/ James D. Graham
Name: James D. Graham
Title: General Counsel and Secretary

CLIFFS MINING COMPANY METALLICS SALES COMPANY NORTHSHORE MINING COMPANY THE CLEVELAND-CLIFFS IRON COMPANY TILDEN MINING COMPANY L.C. By: The Cleveland-Cliffs Iron Company, as its manager
By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary

AK STEEL CORPORATION AK STEEL HOLDING CORPORATION
By:	/s/ James D. Graham
Name: James D. Graham
Title: Vice President, General Counsel and Corporate Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and First Lien Notes Collateral Agent

By: U.S. Bank National Association

By:	/s/ Elizabeth A. Thuning
Name: Elizabeth A. Thuning
Title: Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

No. [ ]	Principal Amount $[ ]

CUSIP NO. [ ]
CLEVELAND-CLIFFS INC.
6.75% Senior Secured Note due 2026
Cleveland-Cliffs Inc., an Ohio corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [               ] Dollars ($[                 ]), [, as revised by the Schedule of Increases and Decreases in Global Note attached hereto,][1] on March 15, 2026.
Interest Payment Dates: March 15 and September 15
Record Dates: March 1 and September 1
Additional provisions of this Note are set forth on the other side of this Note.

[1] Include only if the Note is issued in global form.

CLEVELAND-CLIFFS INC.

By:
Name:
Title:

Dated:

CERTIFICATE OF AUTHENTICATION
This is one of the Notes issued under the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name: Elizabeth A. Thuning Title: Vice President

[REVERSE SIDE OF NOTE]
CLEVELAND-CLIFFS INC.
6.75% Senior Secured Note due 2026

1.	Interest
Cleveland-Cliffs Inc., an Ohio corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company will pay interest semiannually on March 15 and September 15 of each year commencing September 15, 2020. Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from March 13, 2020. The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment
By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest when due. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee at the Corporate Trust Office or the Paying Agent at the Corporate Trust Office to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar
Initially, U.S. Bank National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar, co-registrar or transfer agent without notice to any Holder. The Company or any of its domestically organized, Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co- registrar.

4.	Indenture
The Company issued the Notes under an Indenture, dated as of March 13, 2020 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors, the Trustee and the First Lien Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), although the Indenture is not required to be qualified under the TIA. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of those terms.
The Notes are senior secured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 6.75% Senior Secured Notes

due 2026 referred to in the Indenture. The Notes are Additional Notes under the Indenture and the Company shall be entitled to issue further Additional Notes pursuant to Section 2.01 of the Indenture. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture and shall be secured by first-priority and second-priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain restrictions on the incurrence of certain liens, sale-leaseback transactions, and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.
To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes and the Collateral Documents (including expenses and indemnification) when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have as primary obligors and not merely as sureties, irrevocably and unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, on a senior secured basis, all such obligations pursuant to the terms of the Indenture.

5.	Redemption and Prepayment
Prior to March 15, 2022 the Company may, at any time and from time to time, redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture with the net cash proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount thereof) of 106.75%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:
(1)at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering.
Prior to March 15, 2022, the Company may, at any time and from time to time, also redeem all or a part of the Notes, at a redemption price equal to 100.000% of the principal amount of Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to, but excluding, the Redemption Date.
On or after March 15, 2022, the Company may on one or more occasions redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on each date set forth below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Period	Redemption price
March 15, 2022	105.063%
March 15, 2023	103.375%
March 15, 2024	101.688%
March 15, 2025 and thereafter	100.000%
Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
The Company will deliver notice of redemption to each Holder at least 30 days but not more than 60 days before a Redemption Date.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 15, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, plus 0.50%.
“Applicable Premium” means, with respect to any Note at any Redemption Date the excess of (if any) (A) the present value at such Redemption Date of (1) the redemption price of such Note on March 15, 2022 plus (2) all required remaining scheduled interest payments due on such note through March 15, 2022, excluding in each case accrued and unpaid interest to, but excluding, the Redemption Date, computed by the Company using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such Redemption Date:
“Comparable Treasury Issue” means the United States Treasury security selected by the Company as having a maturity comparable to the remaining term of the Notes from the Redemption Date to March 15, 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2022.
“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (ii) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such Redemption Date.
“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its respective successors and assigns, and any other nationally recognized investment banking firm selected by the Company and identified to the Trustee by written notice from the Company that is a primary U.S. Government securities dealer.
“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to March 15, 2022, provided, however, that if the average life to March 15, 2022, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to March 15, 2022, of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Prior to the mailing or delivery of any notice of redemption of the Notes, the Company shall deliver to the Trustee an Officer’s Certificate stating that the conditions precedent to the right of redemption have occurred. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Except as set forth in the next succeeding paragraph, the Company is not required to make any mandatory repurchase, redemption or sinking fund payments with respect to the Notes.

6.	Change of Control Triggering Event
In accordance with Section 3.06 of the Indenture, the Company shall be required to offer to purchase Notes upon the occurrence of a Change of Control Triggering Event. Any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101.0% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

7.	Denominations; Transfer; Exchange
The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8.	Persons Deemed Owners
The registered Holder of this Note shall be treated as the owner of it for all purposes (except as otherwise provided in the Indenture).

9.	Unclaimed Money
If money for the payment of principal, premium, if any, or interest on any Note remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, the Trustee or any Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10.	Defeasance
Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its and the Guarantors’ obligations under the Notes, the Indenture and the Collateral Documents if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Supplement, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Guarantees and the Collateral Documents may be amended or supplemented by the Company, Guarantors and Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment of interest or premium on, or the principal of the Notes or in respect of a provision that cannot be amended without the consent of each Holder affected, or in certain cases described in the Indenture and the Collateral Documents, the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding) or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the requirements of and certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Trustee and the Guarantors (with respect to its Guarantee) may amend or supplement the Indenture, the Notes, the Guarantees or the Collateral Documents: (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Guarantees and the Collateral Documents of any such Holder; (5) to conform the text of the Indenture, Guarantees, the Notes or the Collateral Documents to any provision of the “Description of the Secured Notes” section of the Offering Memorandum; (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof; (7) to allow any Guarantor to execute a supplemental indenture substantially in the form of Exhibit B to the Indenture and/or a Guarantee with respect to the Notes; (8) to add any additional obligors under the Indenture, the Notes or the Guarantees; (9) to secure any Additional First Lien Indebtedness or Additional Secured Indebtedness permitted to be incurred under the Indenture pursuant to the Collateral Documents and to appropriately include the same in the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement; (10) to add additional Collateral to secure the Notes; (11) to comply with the provisions under Section 4.01 of the Indenture; and (12) to evidence and provide for the acceptance of an appointment by a successor Trustee.

12.	Defaults and Remedies
Each of the following is an “Event of Default”:
(a)a default in the payment of any interest on the Notes, when such payment becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by the Company with the Trustee or with the Paying Agent prior to the expiration of such period of 30 days);
(b)default in the payment of principal or premium on the Notes when such payment becomes due and payable;
(c)subject to clause (d), a default in the performance or breach of any other covenant or warranty by the Company in the Indenture or the Collateral Documents, which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Notes, as provided in the Indenture;
(d)any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture;
(e)with respect to any Collateral having a Fair Market Value in excess of $75.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under the Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;
(f)there occurs a default under any Debt of the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Debt or guarantee now exists, or is created after the Issue Date if that default:
(i)is caused by a failure to pay any such Debt at its final Stated Maturity (after giving effect to any applicable grace period) (a “Payment Default”); or
(ii)results in the acceleration of such Debt prior to its final Stated Maturity,
(iii)and, in either case, the aggregate principal amount of any such Debt, together with the aggregate principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150.0 million or more;
(g)failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $150.0 million (net of any amount covered by insurance issued by a national insurance company that has not contested coverage), which judgments are not paid, discharged or stayed for a period of 60 days;
(h)the Company or any Guarantor pursuant to or within the meaning of Bankruptcy Code:

(i)commences a voluntary case,
(ii)consents to the entry of an order for relief against it in an involuntary case,
(iii)consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)makes a general assignment for the benefit of its creditors, or
(v)generally is not paying its debts as they become due; or
(i)a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:
(i)is for relief against the Company or any Guarantor in an involuntary case;
(ii)appoints a custodian of the Company or any Guarantor or for all or substantially all of the property of the Company or any Guarantor; or
(iii)orders the liquidation of the Company or any Guarantor; and the order or decree remains unstayed and in effect for 60 consecutive days.
If an Event of Default specified under clauses (a) through (g) of this Section 12 occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all such Notes to be due and payable. If an Event of Default specified under clauses (h) and (i) of this Section 12 occurs, then all outstanding Notes will become due and payable immediately without further action or notice.
If an Event of Default (other than an Event of Default described in clause (h) or (i) of this Section 12) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all such Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.
In the case of an Event of Default specified in clause (h) or (i) of this Section 12, with respect to the Company or any Guarantor, all outstanding Notes will become due and payable immediately without further action or notice.
The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.
The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.
Subject to the provisions of the Indenture relating to the duties of the Trustee or the First Lien Notes Collateral Agent, in case an Event of Default occurs and is continuing, the Trustee or the First Lien Notes Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Guarantees and the Collateral Documents at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee or the First Lien Notes Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense.

13.	Trustee Dealings with the Company
Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others
An incorporator, director, officer, employee or stockholder of each of the Company or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Collateral Documents or the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15.	Authentication
This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.	CUSIP, Common Code and ISIN Numbers
The Company has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114
Fax: (216) 694-6509
Attention: James Graham, Executive Vice President, Chief Legal Officer & Secretary

19.	USA Patriot Act
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.
The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint __________________agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:
(1)    ☐    acquired for the undersigned’s own account, without transfer; or
(2)    ☐    transferred to the Company; or
(3)    ☐    transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)    ☐    transferred pursuant to and in compliance with Regulation S under the Securities Act (provided that the transferee has furnished to the Trustee a signed letter containing certain representations and agreements, the form of which letter appears as Section 2.09 of the Indenture); or
(5)    ☐    transferred pursuant to another available exemption from the registration requirements of the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4) or (5) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature Guarantee:	Signature

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
____________________________
Dated:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Company pursuant to Section 3.02 or 3.06 of the Indenture, check either box:

☐ 3.02	☐ 3.06

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.02 or Section 3.06 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $_____________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): ________________.

Date:

Your Signature
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.